EXHIBIT 21.1

Subsidiary                            Jurisdiction of Incorporation or Organization
Ciena Communications, Inc.                    Delaware
Ciena Global Products Company, LTD                United Kingdom
Ciena Canada ULC                        Canada
Ciena Switzerland GMBH                        Switzerland
Ciena Communications Singapore PTE. LTD.            Singapore
Ciena Global Holding, LP                        Scotland